UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 25, 2007

WINSONIC DIGITAL MEDIA GROUP, LTD.
(Exact name of registrant as specified in its charter)

Nevada	000-32231	52-2236253
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Marietta Street, Suite 2600
Atlanta, Ga. 30303
(Address of principal executive offices) (Zip Code)

(404) 230-5705
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)  Appointment of Director.

On January 25, 2007, the Board of Directors of Winsonic Digital Media Group, Ltd. (the "Company") elected Dr. Thomas Mensah as a director of the Company. The election of Dr. Mensah fills a vacancy created by the previously reported resignation of Eric Young. There is no arrangement or understanding between Dr. Mensah and any other person pursuant to which he was selected as a director.

Dr. Mensah is a world renowned inventor whose contributions have had national and global impact in the development and distribution of new age media. Specifically, Dr. Mensah’s work contributed to the replacement of copper wire cables with optical fibers; thereby enabling the launching of various Internet platforms such as DSL. Dr. Mensah holds a PhD in Chemical Engineering from Montpelier University (1978) and a Certificate in Modeling of Chemical Processes from the Massachusetts Institute of Technology (1977). He has held high level engineering positions at various US companies, including, Air Products & Chemicals (1980-1983) and Corning Glass Works (1983-1986). Additionally, Dr. Mensah joined AT&T Bell Laboratories in 1986 and led the program to develop the fiber optic reels used in the guided missile program until 1989. This effort led to the development of a system that was successfully deployed at missile speeds up to Mach 1 (the speed of sound). Dr. Mensah also founded, and currently serves as the chairman of, Supercond Technology in Norcross, Georgia, which specializes in Aerospace and Communication products. Supercond Technology focuses on advanced structural materials development for supersonic US fighter aircraft such as the F-22. Dr. Mensah is also a founding member of the Emerging Technologies section of the American Institute of Chemical Engineers (AIChE). He is the first and only black person to serve as the national chairman of the Materials and Engineering Sciences Division of the AIChE. He has edited two book volumes for the AIChE -- Fiber Optics Engineering (1987) and Superconductor Engineering (1992).

Prior to his election as a director of the Company, Dr. Mensah briefly served as an advisor to the Company from October 1, 2006 to December 31, 2006. In connection with this role, Dr. Mensah received compensation of $2,500, and is entitled to receive 150,000 restricted shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2007	WINSONIC DIGITAL MEDIA GROUP, LTD.

	By:	/s/ Winston Johnson
Winston Johnson
Chairman/CEO